SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2002

VISUAL DATA CORPORATION

(Exact name of registrant as specified in its charter)

FLORIDA	000-22849	65-0420146

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1291 SW 29 AVENUE, POMPANO BEACH, FLORIDA 33069

(Address of executive offices and Zip Code)

Registrant’s telephone number, including area code: (954)917-6655

NOT APPLICABLE

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

     On January 10, 2002 Visual Data Corporation (“Visual Data”) executed a Stock Purchase Agreement with Golf Society International, Inc. (the “Acquiror”), an unaffiliated third party, whereby the Acquiror purchased from Visual Data all of the issued and outstanding capital stock of the Golf Society of the U.S., Inc., a wholly-owned subsidiary of Visual Data (“GSUS”). The Acquiror is a newly formed, privately-held company. As consideration for the purchase, the Acquiror delivered a five year $6.5 million principal amount 6% convertible debenture (the “Debenture”). The purchase price of GSUS was the result of arms-length negotiation between the parties. Visual Data retained the golf library, and will integrate this content into its Travel Group, thereby adding additional rich media content which can be used for syndication to third parties.

     The terms of the Debenture provide that the principal is due on January 10, 2007, with 6% annual interest thereon for the first year of the Debenture due on January 10, 2003, and thereafter the interest is due quarterly on April 1, July 1, October 1 and January 1 commencing April 1, 2003. In the event of a default under the Debenture (as described in the Debenture), the interest rate increases to 12% per annum. The Debenture is convertible at Visual Data’s option into shares of the Acquiror’s common stock at a conversion rate (the “Conversion Rate”) equal to the sum of the outstanding principal amount of the Debenture plus any accrued but unpaid interest due thereon, divided by the Conversion Price. The Conversion Price is equal to the lesser of:

•	(a) 150% of the stock price of the Acquiror taken on the average of the 30 trading days immediately following the initial trading date of the stock, if publicly trading within 90 days from the closing of the Stock Purchase Agreement, or the value of the stock based on the financing completed closest in time to the closing of the Stock Purchase Agreement; and

•	(b) 10% discount of the average closing price of Acquiror’s common stock for the 10 trading days immediately prior to the date of the conversion.

     Notwithstanding this provision, the Conversion Price cannot be less than a floor price (the “Floor Price”) equal to 50% of the stock price of the Acquiror taken on the average of the 30 trading days immediately following the initial trading date of the stock, if publicly trading within 90 days from the closing of the Stock Purchase Agreement, or the value of the stock based on the financing completed closest in time to the closing of the Stock Purchase Agreement; provided that one year subsequent to the date the initial Floor Price was determined, the Floor Price will be reset to 50% of the Floor Price on such date, if such reset would result in a lower Floor Price.

     Visual Data is not entitled to convert that amount of the Debenture in connection with which that number of shares of Acquiror’s common stock to be issued would be in

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excess of the sum of:

     •     (i) the number of shares of common stock beneficially owned by Visual Data and its affiliates on a conversion date, and

     •     (ii) the number of shares of common stock issuable upon the conversion of the Debenture which would result in beneficial ownership by Visual Data and its affiliates of more than 19.99% of the outstanding shares of Acquiror’s common stock on the conversion date. Visual Data may, however, convert that amount of the Debenture into that number of shares of Acquiror’s common stock which would be in excess of 19.99% of the outstanding shares of common stock in the event the conversion was made as part of a private or public sale of such shares. The Acquiror is not limited to aggregate conversions of only 19.99% and aggregate conversion by Visual Data may exceed 19.99%.

     The Acquiror granted Visual Data piggy-back registration rights covering the shares of its common stock issuable upon the conversion of the Debenture. The Acquiror will also cause a designee of Visual Data to be appointed to its board of directors; if the Acquiror’s board has more than five directors, Visual Data will be entitled to two board seats. Visual Data’s designees shall remain directors of the Acquiror so long as the Debenture is outstanding.

     Copies of the Stock Purchase Agreement and Debenture are attached hereto as exhibits. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.

Item 7. Financial Statements and Exhibits

     Financial Statements:

     (c)  Exhibits

Exhibit No	Description

10.1	Stock Purchase Agreement between Visual Data Corporation and Golf Society International, Inc.

10.2	6% convertible debenture issued by Golf Society International, Inc.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Data Corporation

Date: January 14, 2002	By: /s/ Randy S. Selman

Randy S. Selman, President and Chief Executive Officer

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